ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT ("Agreement") is effective March 25, 2009 (the "Effective Date")

AMONG:

APOLLO GOLD CORPORATION
a company incorporated under the laws the Yukon Territory
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111

(hereinafter "**GRANTOR**")

and

NEWMONT CANADA CORPORATION
a company incorporated under the laws of Nova Scotia
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111 USA

(hereinafter "**NEWMONT**")

RECITALS

Pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated effective **March 12, 2009** (the "Purchase and Sale Agreement") among the Parties hereto with respect to the property described in attached Schedule "A" (the "Property") **(i)** NEWMONT has sold, transferred and assigned to GRANTOR all of its right, title, interest and obligations in and to the Property; **(ii)** GRANTOR has purchased all of NEWMONT's right, title, interest and obligations in and to the Property; and **(iii)** as part of the consideration for the purchase and sale of the Property, GRANTOR has agreed to **(1)** pay to NEWMONT an additional sum of One Million Canadian Dollars (CDN$1,000,000) upon the occurrence of an event described in **Section 8.18** below (the "Additional Cash Payment") and **(2)** grant NEWMONT a Royalty (as hereinafter defined) with respect to the Property. The obligations contained in this Section shall apply to any Affiliate or successor or assignee of BUYER.

NOW, THEREFORE, in consideration of Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

AGREEMENT

1. Royalty

1.1 GRANTOR shall pay to NEWMONT a perpetual production royalty in the amount of a two and one half percent (2.5%) Net Smelter Returns (as hereinafter described) from the sale or other disposition of all Minerals produced from the Property, determined in accordance with the provisions of this Agreement (the "Royalty"). For purposes of this Agreement, the term "Minerals" shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered). The Royalty shall apply to 100% of the Property.

1.2 For Precious Metals. "Net Smelter Returns", in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying **(a)** the gross number of troy ounces of Precious Metals recovered from production from the Property during the preceding calendar month ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor"), by **(b)** for gold, the average of the London Bullion Market Association, P.M. Fix, spot

(a) Royalty In Kind. NEWMONT may elect to receive its Royalty on Precious Metals from the Property "in cash" or "in kind" as refined bullion. The elections may be exercised once per year on a calendar year basis during the life of production from the Property. Notice of election to receive the following year's Royalty for Precious Metals "in cash" or "in kind" shall be made in writing by NEWMONT and delivered to GRANTOR on or before November 1 of each year. In the event no written election is made, the Royalty for Precious Metals will continue to be paid to NEWMONT as it is then being paid. As of the Effective Date of this Agreement, NEWMONT elects to receive its Royalty on Precious Metals "in cash". Royalties on Other Minerals shall not be payable "in kind". **(i)** If NEWMONT elects to receive its Royalty for Precious Metals "in kind", NEWMONT shall open a bullion storage account at each refinery or mint designated by GRANTOR as a possible recipient of refined bullion in which NEWMONT owns an interest. NEWMONT shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and GRANTOR shall not be required to bear any additional expense with respect to such "in-kind" payments. **(ii)** Royalty will be paid by the deposit of refined bullion into NEWMONT's account. On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, GRANTOR shall deliver written instructions to the mint or refinery, with a copy to NEWMONT directing the mint or refinery to deliver refined bullion due to NEWMONT in respect of the Royalty, by crediting to NEWMONT's account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words "other disposition" as used in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals. The number of ounces of refined bullion to be credited will be based upon NEWMONT's share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of **Section 1.9**. **(iii)** Royalty payable "in kind" on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in **Section 1.2**. **(iv)** Title to refined bullion delivered to NEWMONT under this Agreement shall pass to NEWMONT at the time such bullion is credited to NEWMONT at the mint or refinery. **(v)** NEWMONT agrees to hold harmless GRANTOR from any liability imposed as a result of the election of NEWMONT to receive Royalty "in kind" and from any losses incurred as a result of NEWMONT's trading and hedging activities. NEWMONT assumes all responsibility for any shortages which occur as a result of NEWMONT's anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint. **(vi)** When royalties are paid "in kind", they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement. Within thirty (30) days of the receipt of a statement showing charges incurred by GRANTOR for transportation, smelting or other deductible costs, NEWMONT shall remit to GRANTOR full payment for such charges. If NEWMONT does not pay such charges when due, GRANTOR shall have the right, at its election, provided NEWMONT does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to NEWMONT in the following month.

(b) In Cash. If NEWMONT elects to receive its Royalty for Precious Metals in cash, and as to Royalty payable on Other Minerals, payments shall be payable on or before the later of ten (10) days after GRANTOR receives payment from the Payor or the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Royalty were shipped to the Payor by GRANTOR. For purposes of calculating the cash amount due to NEWMONT, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Property is delivered, made available, or credited to GRANTOR by a mint or refiner. The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with **Section 1.2** and **Section 1.4** as applicable. GRANTOR shall make each Royalty payment to be paid in cash by delivery of a check payable to NEWMONT and delivering such check to NEWMONT at the address listed in this Agreement, or to such other address as NEWMONT may direct or by direct bank deposit to NEWMONT's account as NEWMONT shall designate. Should default be made in any cash payment when due for Royalty and such default exists ten (10) days following Notice of non-payment, then all unpaid amounts then due shall bear interest at the rate of fifteen percent (15%) per annum commencing from and after such payment due date until paid.

(c) Detailed Statement. All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

1.7 Monthly Reconciliation. **(a)** On or before the later of ten (10) days after GRANTOR receives payment from the Payor or the twenty-fifth (25th) day of the month, GRANTOR shall make an interim settlement

based on the information then available of such Royalty then due, either "in cash" or "in kind", whichever is applicable, by paying **(i)** not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals "in kind" Royalty payments and **(ii)** not less than ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments. **(b)** The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Property for the previous month. GRANTOR will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month. **(c)** In the event that NEWMONT has been underpaid for any provisional payment (whether "in cash" or "in kind"), GRANTOR shall pay the difference "in cash" by check and not "in kind" with such payment being made at the time of the final reconciliation. If NEWMONT has been overpaid in the previous calendar month, NEWMONT shall make a payment to GRANTOR of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to **Subsection 1.6(b)** hereof.

1.8 Hedging Transactions. All profits and losses resulting from GRANTOR's sales of Precious Metals or Other Minerals, or GRANTOR's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "Hedging Transactions") are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by GRANTOR and all profits or losses associated therewith, if any, shall be solely for GRANTOR's account. The Royalty payable on Precious Metals or Other Minerals subject to Hedging Transactions shall be determined as follows: **(a)** Affecting Precious Metals. The amount of Royalty to be paid on all Precious Metals subject to Hedging Transactions by GRANTOR shall be determined in the same manner as provided in **Subsection 1.2,** with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to Hedging Transactions are shipped by GRANTOR to the Payor. **(b)** Affecting Other Minerals. The amount of Royalty to be paid on all Other Minerals subject to Hedging Transactions by GRANTOR shall be determined in the same manner as provided in **Subsection 1.4,** with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to Hedging Transactions are shipped by GRANTOR to the Payor.

1.9 Commingling. GRANTOR shall have the right to commingle Precious Metals and Other Minerals from the Property with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis. Representative samples of the Precious Metals or Other Minerals shall be retained by GRANTOR and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. GRANTOR shall retain such analyses for a reasonable amount of time, but not less than twenty four (24) months, after receipt by NEWMONT of the Royalty paid with respect to such commingled Minerals from the Property, and shall retain such samples taken from the Property for not less than thirty (30) days after collection.

2. Stockpilings and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from GRANTOR's operations and activities on the Property shall be the sole property of GRANTOR, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, GRANTOR shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same (as provided herein) with materials from other properties. In the event Materials from the Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

3. Term. The Royalty created hereby shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Property and all successions thereof whether created privately or through governmental action and shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as GRANTOR or any successor or assign of GRANTOR holds any rights or interests in the Property. The Parties do not intend that there be any violation of the rule of perpetuities. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

4. Real Property Interest and Relinquishment of Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, or lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. The Royalty shall, if allowed by law, be a real property interest that runs with the Property and shall be applicable to GRANTOR and its successors and assigns of the Property. If GRANTOR or any Affiliate or successor or assign of GRANTOR surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Property and within a period of five (5) years after the effective date of relinquishment or abandonment reacquires a direct or indirect interest in the land covered by the former Property, then from and after the date of such reacquisition such reacquired properties shall be included in the Property and the Royalty shall apply to such interest so acquired. GRANTOR shall give written Notice to NEWMONT within ten (10) days of any acquisition or reacquisition of the Property.

5. No Obligation to Mine. GRANTOR shall have sole discretion to determine the extent of its mining of the Property and the time or the times for beginning, continuing or resuming mining operations with respect thereto. GRANTOR shall have no obligation to NEWMONT or otherwise to mine any of the Property.

6. Registration on Title. The Parties agree that following the Effective Date GRANTOR shall immediately undertake all acts required to register title to the Property in GRANTOR's name by filing an appropriate statutory form of transfer document(s) executed by NEWMONT. The Parties hereby consent to such registering or recording and agree to co-operate with such Party to accomplish the same. NEWMONT may register or record against title to the Property this Agreement to secure payment from time to time and protect NEWMONT's right to receive the Royalty.

7. Reporting, Records and Audits, Inspections, New Resources or Reserves, Confidentiality and Press Releases.

7.1 Reporting. No later than March 1 of each year, GRANTOR shall deliver to NEWMONT an annual report of activities and operations conducted with respect to the Property during the preceding calendar year, and from time to time shall provide such additional information as NEWMONT may reasonably request. Such annual report shall include details of: **(a)** the preceding year's activities with respect to the Property; **(b)** ore reserve data for the calendar year just ended; and **(c)** estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Property for the current calendar year.

7.2 Records and Audits. NEWMONT shall have the right, upon reasonable Notice to GRANTOR, to inspect and copy all books, records, technical data, information and materials (the "Data") pertaining to GRANTOR's activities with respect to the Property; provided that such inspections shall not unreasonably interfere with GRANTOR's activities with respect to the Property. GRANTOR makes no representations or warranties to NEWMONT concerning any of the Data or any information contained in the annual reports, and NEWMONT agrees that if it elects to rely on any such Data or information, it does so at its sole risk. If any such audit or inspection reveals that Royalty payments for any calendar year are underpaid by more than three percent (3%), GRANTOR shall reimburse NEWMONT for its reasonable costs incurred in such audit or inspection. NEWMONT shall be entitled to enter the mine workings and structures on the Property at reasonable times upon reasonable advance Notice for inspection thereof, but NEWMONT shall so enter at its own risk and shall indemnify and hold GRANTOR and its Affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable legal fees and costs) by reason of injury to NEWMONT or its agents or representatives or damage to or destruction of any property of NEWMONT or its agents or representatives while on the

Property on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of GRANTOR.

7.3 New Resources or Reserves. If GRANTOR establishes a mineral resource or mineral reserve on any of the Property, GRANTOR shall provide to NEWMONT the amount of such resource or reserve as soon as practicable after GRANTOR makes a public declaration with respect to the establishment thereof.

7.4 Confidentiality. Except for recording this Agreement, NEWMONT shall not, without the prior written consent of GRANTOR, which shall not be unreasonably delayed or withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, NEWMONT may disclose data or information so obtained without the consent of GRANTOR: **(a)** if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; **(b)** to any of NEWMONT's consultants or advisors; **(c)** to any third party to whom NEWMONT, in good faith, anticipates selling or assigning NEWMONT's interest in the Property; **(d)** to a prospective lender, provided that such consultants, third parties or lenders first sign a confidentiality agreement with NEWMONT; or **(e)** to a third party to which a Party or its parent company contemplates a transfer to, or a merger, amalgamation or other corporate reorganization with, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent NEWMONT is obligated under this Section.

7.5 Press Releases. Subject to its rights and obligations regarding confidentiality under **Section 7.4**, NEWMONT shall not issue any press release relating to the Property or this Agreement except upon giving GRANTOR two (2) days advance written Notice of the contents thereof, and NEWMONT shall make any reasonable changes to such proposed press release as such changes may be timely requested by GRANTOR, provided, however, NEWMONT may include in any press release without Notice any information previously reported by GRANTOR. A Party shall not, without the consent of the other Party, issue any press release that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any press release. For clarity, GRANTOR shall not name NEWMONT or any of its affiliates without the express prior written consent, which consent may be withheld at NEWMONT's sole discretion.

8. General Provisions.

8.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

8.2 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.3 Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.4 Dispute Resolution. Any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration before a single qualified arbitrator appointed upon the unanimous agreement of the Parties and conducted in accordance with the Arbitration Act, 1991 (Ontario). The arbitrator shall be knowledgeable about the matter being arbitrated. The decision rendered by the arbitrator may be entered into any court. Each Party shall pay their own fees and expenses (and shall pay their own attorneys' fees and expenses) related to the arbitration, regardless of how the arbitrated issue is decided. The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to minimizing the cost and expediting the final resolution of such arbitration. Arbitration shall be conducted in English, in Toronto, Canada.

8.5 GRANTOR to Bear Solely All Costs and Obligations. Commencing from and after the Effective Date GRANTOR has agreed to be solely responsible for its own account all costs and obligations pertaining to or associated with the Property.

8.6 Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

8.7 No Joint Venture, Mining Partnership, Commercial Partnership. This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among GRANTOR and NEWMONT.

8.8 Time. Time is of the essence of each provision of this Agreement.

8.9 Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

"Additional Cash Payment" means the payment described in the **Recitals**.

"Affiliate" of a Party means an entity or person that Controls, is Controlled by, or is under common Control with the Party through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

"Agreement" (or "Royalty Agreement") means this Royalty Agreement and all amendments, modifications and supplements thereto.

"Applicable Spot Price" has the meaning described in **Section 1.2**.

"Beneficiated Precious Metals" has the meaning described in **Section 1.2.**

"Black Fox Property" means that property described in **Schedule "B"**.

"Business Day" means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in Ontario, Canada.

"Commencement of Commercial Production" means the production of Minerals from the Property having a cumulative gross value of Five Hundred Thousand Canadian Dollars (CDN$500,000) as determined based on market prices at the time of production. For purposes of determining the Commencement of Commercial Production, the market indices specified in Sections 1.2 and 1.4 of this Agreement shall be utilized.

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

"Data" has the meaning described in **Section 7.2.**

"Effective Date" means the date specified on the top of page one of this Agreement.

"GRANTOR" shall include, to the extent applicable in the circumstances, all of GRANTOR's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

"Hedging Transactions" has the meaning described in **Section 1.8**.

"Materials" has the meaning described in **Article 2**.

"Minerals" has the meaning described in **Section 1.1**.

"Monthly Production" has the meaning described in **Section 1.2**.

"Net Smelter Returns" has the meaning described in **Section 1.2** and **Section 1.4**, as applicable.

"NEWMONT" shall include, to the extent applicable in the circumstances, all of NEWMONT's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

"NI 43-101" means National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, as referenced in the **Recitals**..

"Notice" has the meaning described in **Section 8.10.**

"Other Mineral(s)" has the meaning described in **Section 1.4**.

"Parties" means NEWMONT and GRANTOR collectively.

"Party" means either of the Parties individually.

"Payor" has the meaning described in **Section 1.2.**

"Precious Metals" has the meaning described in **Section 1.2**.

"Property" means the properties described in attached Schedule A including without limitation any amendments, supplements, renewals and replacements thereof.

"Purchase and Sale Agreement" has the meaning described in the **Recitals**.

"Royalty" means the Net Smelter Returns royalty stipulated in **Section 1.1**.

"Transmission" has the meaning described in **Section 8.10.**

8.10 **Notices.** All Notices, payments and other required communications ("Notice" or "Notices") to a Party shall be in writing, and shall be given (i) by personal delivery to the Party, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication or the next business day if the date of receipt is not a business day, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Party may change its address from time-to-time by Notice to the other Party.

Notice to NEWMONT shall be sent to:

Newmont Canada Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111 USA
Attn: Land Department
Fax: 303-837-5851

<u>Notice to GRANTOR shall be sent to</u>:
Apollo Gold Corporation
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
Attn: Vice President, Exploration
Fax: 303-524-3280

8.11 <u>Assignment</u>. Except as otherwise provided in this Agreement, GRANTOR may assign, transfer, convey or otherwise dispose of its rights, interests and obligations under this Agreement; provided, however, any option, joint-venture, assignment, transfer, conveyance or other disposition by GRANTOR of its rights and interests in or with respect to the Property or this Agreement shall be void unless the proposed assignee has first agreed in writing with NEWMONT to observe and be bound by all of the provisions of this Agreement with respect to the rights, interests and obligations being assigned to or assumed by the assignee in the place and stead of GRANTOR and only subsequent to the signing of such written agreement shall GRANTOR be relieved or discharged from this Agreement in respect thereof. GRANTOR shall not be relieved or discharged from this Agreement in respect of any rights, interests or obligations of GRANTOR in or with respect to this Agreement which are not assigned or assumed in accordance with the foregoing and NEWMONT may continue to look to GRANTOR for performance with respect thereto. NEWMONT shall have the unrestricted right, in its sole and absolute discretion, to assign, transfer, convey, or relinquish any of its rights or interests with respect to the this Agreement or the Royalty at any time. Any such assignment shall be effective upon written Notice thereof to the other Party.

8.12 <u>Maintenance of the Property</u>. At any time and from time to time, following thirty (30) days prior written Notice given to NEWMONT, GRANTOR may elect to abandon any part or parts of the Property that it no longer desires to maintain.

8.13 <u>Further Assurances</u>. The Parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

8.14 <u>Entire Agreement</u>. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

8.15 <u>Rule Against Perpetuities</u>. The Parties do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property, or in any real property under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

8.16 <u>Counterparts and Delivery</u>. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Delivery of each counterpart to the other Parties may be made by telecopier.

8.17 <u>First Right to Negotiate</u>. In the event GRANTOR desires to option, joint-venture, assign, transfer, convey or otherwise dispose of any of its rights or interests in and to the Black Fox Property (but excluding a corporate merger transaction), GRANTOR shall promptly notify NEWMONT in writing of its intentions in order that NEWMONT may consider a possible acquisition from GRANTOR of a portion or all of GRANTOR's interest in the Black Fox Property.

8.18 <u>Additional Cash Payment</u>. Pursuant to the Purchase and Sale Agreement, within thirty (30) days following the earlier of **(i)** the date that at least 500,000 ounces of gold equivalent Minerals sufficient to be reported pursuant to NI 43-101 are determined to exist within the Property, or **(ii)** the Commencement of Commercial Production from any portion of the Property, GRANTOR shall deliver to NEWMONT the Additional Cash Payment of One Million Canadian Dollars (CDN$1,000,000). The obligations contained in this Section shall apply to any Affiliate or successor or assignee of GRANTOR. Should default be made in

respect of the Additional Cash Payment and such default still exists ten (10) days following notice of non-payment, then the Additional Cash Payment shall bear interest at the rate of fifteen (15%) percent per annum commencing from and after such payment due date until paid.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

NEWMONT CANADA CORPORATION

By: [signature]
Title: VP AND ASST SECRETARY
Date: March 25 2009

Its Authorized Representative **[SEAL]**

APOLLO GOLD CORPORATION

By: R D Russell
Title: President & CEO
Date: March 25 2009

Its Authorized Representative **[SEAL]**

SCHEDULE "A" TO "ROYALTY AGREEMENT"

(Description of the "Property")

Ontario, Canada

(a) Lands registered in the name of Newmont:

PIN	Former Parcel	Township	Land Description	Municipality
65380-0566	23777 sec	Hislop	North Half of Lot 4 Con 4	Black River-Matheson
65380-0499	11125 sec	Hislop	SRO of East half of South half of Lot 4 Con 5 except parts 3 and 4 on Plan 6R-5694	Black River-Matheson
65380-0636	1735 LC	Hislop	Firstly: MRO of land and land under water over the North half of the North half of Lot 4 Con 5 comprising Mining Claims L-512572 and L-512573 as in Lease 1227 Secondly: MRO of land and land under water over the East half of South half and the South half of the North half of Lot 4 Con 5 comprising Mining Claims L-512568, L-512569, L-512570 and LI-512571 as in Lease 1229 Thirdly: MRO of land and land under water over the North half of Lot 3 Con 5 comprising Mining Claims L-512574, L-512575, L-512576, and L-512577 as in Lease 1229	Black River-Matheson
65380-0637	1726 LC	Hislop	MRO of land and land under water of the West half of the South half of Lot 5 Con 5 comprising Mining ClaimsL-547989 and L-547990	Black River-Matheson
65380-0638	1726 LC	Hislop	Firstly: MRO of land and land under water over the South half of Lot 5 Con 6 comprising Mining Claims L-531728, L-531729, L-531730 and L-531731 Secondly: MRO of land and land under water over the South East quarter of the South half of Lot 6 Con 6 comprising Mining Claim L-547915	Black River-Matheson

(b) Lands that Newmont has a registered interest in:

65380-0498	3852 sec	Hislop	South part of Broken Lot 3 con 5 as in CP467, Except parts 1 and 2 on plan 6R-5694; Except SRO parts 1, 2 & 3 on plan 6R-4149	Black River-Matheson
65380-0520	23687 sec	Hislop	North half of Lot 5 Con 5 as in CP3420 (being part of the PIN)	Black River-Matheson

SCHEDULE "B" TO "ROYALTY AGREEMENT"

(Description of the "Black Fox Property")

Lands in the name of Apollo Gold Corporation known as the Black Fox project.

PIN	Former Parcel	Township	Freehold / Leasehold	msr/mro/sro	Land Description	Municipality
65380 -0520	23687	Hislop	freehold	sro msr	SRO; 1stly: west half north half lot 4 con 5 Twp Hislop Except parts; 2ndly: East half north half lot 4 con 5 Twp Hislop Except parts; 3rdly: MSR north half lot 5 con 5 Twp Hislop; Municipality Black River-Matheson	Black River-Matheson
65380 -0521	24023	Hislop	freehold	sro	sro part north 1/2 lot 4 con 5 Twp Hislop as part 1 plan 6r6577; Municipality Black River-Matheson	Black River-Matheson
65380 -0525	10255	Hislop	freehold	sro	sro north a1/2 north 1/2 lot 3 con 5 Twp Hislop; Municipality Black River-Matheson	Black River-Matheson
65380 -0531	10706	Hislop	freehold	msr	msr south 1/2 lot 4 con 6 Twp Hislop; Municipality Black River-Matheson	Black River-Matheson
65380 -0532	6413	Hislop	freehold	msr	msr south west 1/4 lot 6 con 6 Twp Hislop, Municipality Black River-Matheson	Black River-Matheson
65380 -0534	388	Hislop	freehold	msr	msr south part broken lot 7 con 6 Twp Hislop as in TP6616, Except part 1 plan 6r3065; Municipality Black River-Matheson	Black River-Matheson
65380 -0552	7745	Hislop	freehold	msr	msr north 1/2 lot 8 con6 Twp Hislop, Except sro as in C69085; Municipality Black River-Matheson	Black River-Matheson

65380 -0553	4707	Hislop	freehold	msr	msr part north part lot 7 con 6 Twp Hislop lying west a a lake and creek (46 acres); Municipality Black River-Matheson	Black River-Matheson
65380 -0555	15466	Hislop	freehold	sro	sro part north part broken lot 7 con 6 lying east of lake and creek, Except msr 2 acres; Municipality Black River-Matheson	Black River-Matheson
65380 -0556	23876	Hislop	freehold	mro	MRO; 1stly: north 1/2 lot 6 con 6, Twp Hislop; 2ndly: part north part broken lot 7 con 6 lying east of lake and creek, Except msr 2 acres; Municipality Black River-Matheson	Black River-Matheson
65380 -0557	2582	Hislop	freehold	sro	sro north half lot 6 con 6 Twp Hislop, Except road; Municipality Black River-Matheson	Black River-Matheson
65380 -0558	11511	Hislop	freehold	msr	msr north east 1/4 Lot 5 con 6 Twp Hislop; Municipality Black River-Matheson	Black River-Matheson
65380 -0559	3393	Hislop	freehold	msr	msr north 1/2 lot 4 con 6 Twp Hislop; Except msr part 1 on plan 6r7375; Municipality Black River-Matheson	Black River-Matheson
65380 -0670		Hislop	leasehold	msr	msr 1stly: sw 1/4 north 1/2 lot 5 con 6 Twp Hislop comprising Mining Claim L104334 as part 5 on 6r7913; 2ndly: north east 1/4 south half lot 6 con 6 Twp Hislop; Municipality Black River-Matheson	Black River-Matheson
65380 -0671		Hislop	leasehold	mro	mro part of the bed of Froome Lake in front of part lot 7 con 6 Twp Hislop	Black River-Matheson

					comprising Mining Claim L1113087 as part 1 on 6r7911; Municipality Black River-Matheson	
65380 -0676	n/a	Hislop	leasehold	msr	L104833 nw 1/4 n 1//2 lot 5 con 6 Twp Hislop; Except sand gravel peat.	Black River-Matheson
65366 -0126	24577	Beatty	freehold	sro sro msr sro	1stly: sro west 1/2 lot 4 con 1 Twp Beatty, comprising Mining Claims L11397, L16477, L22527 & L22915; 2ndly: sro north 1/2 lot 5 lot 1, Twp Beatty comprising Mining Claims L13391. L15799, L22257 & L22258; 3rdly: msr south 1/2 lot 5 con 1 Twp Beatty; 4thly: sro south west 1/4 south 1/2 lot 4 con 2 comprising Mining Claim L13510; 5thly: sro south 1/2 south 1/2 lot 5 con 2 Twp Beatty comprising Mining Claims L13508 & L13509; all in Municipality Black River-Matheson	Black River
B6536 6-0127	14572	Beatty	freehold	msr	msr south 1/2 lot 6 con 1 Twp Beatty as in C130522; Except sro Exprop C69085; s/t C341846 easement to road authority; Municipality Black River-Matheson	Black River
65366 -0129	23874	Beatty	freehold	mro	Lot 7 Con 1 Twp Beatty Except part 1 on 6r3881 & C98447 & C98448; Municipality Black River-Matheson	Black River

65366 -0143	4150	Beatty	freehold	msr	msr south 1/2 lot 8 con 1 Twp Beatyy, Except sro C69085 & sro plan D136 in C506564 & C511438; Municipality Black River-Matheson	Black River
65366 -0199	n/a	Beatty	leasehold	msr	msr south east 1/4 south 1/2 lot 6 con 1 Twp Beatty comprising Mining Claims L1115059 as part 1 on plan 6r7912; Municipality Black River-Matheson	Black River